Exhibit 99.1

news release for immediate release

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Reports Preliminary Results
for Third Quarter 2010; Updates Fiscal 2010 Outlook
Earnings conference call scheduled for Nov. 9, 2010
SANTA ANA, Calif. (Oct. 19, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced unaudited preliminary results for the third quarter of 2010. For the quarter ended Sept. 30, 2010, the company expects to report revenue of approximately $144 million and negative adjusted EBITDA of approximately $3 million. The financial information reflects the company’s preliminary results and is subject to customary adjustments that may arise during the completion of the financial statement closing process. Such adjustments could result in changes to these preliminary results.
The company believes that, while it remains on track to meet its full-year revenue guidance, it no longer expects to achieve its previously announced full-year adjusted EBITDA target of $10 million to $15 million. Full-year adjusted EBITDA for 2010 is now expected to be negative, but management anticipates that adjusted EBITDA for the fourth quarter of 2010 will be positive, representing an improvement in each quarter of 2010.
The company cited weakness in its Investment Management segment, including equity raised and delays in the receipt of certain Investment Management fees as the primary causes for the reduced full-year performance.
“Our prior full-year guidance assumed a higher level of activity than we are currently experiencing in our Investment Management segment,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis. “Due to this weakness and the uneven economic recovery, we are maintaining our full-year revenue target but withdrawing our adjusted EBITDA expectation for 2010.”
D’Arcy added, “Although our third-quarter performance is disappointing, I continue to feel strongly that the investments and operational improvements we’ve made have significantly enhanced our competitive position, and bode well for the company’s long-term future. With three consecutive quarters of improved revenue and adjusted EBITDA, we have demonstrated real progress against our business plan. We have already taken significant costs out of the organization and we continue to identify efficiencies as we focus our resources away from unprofitable activities and redeploy them into businesses that have higher margin and growth potential, such as our corporate outsourcing and appraisal businesses. The talented brokers that we have attracted — and continue to attract — have raised our ability to service our clients. I remain confident that we are squarely on the path of returning Grubb & Ellis to sustained profitability in 2011.”
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax

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10/19/10
Grubb & Ellis Company Reports Preliminary Results for Third Quarter 2010; Updates Fiscal 2010 Outlook
The company also noted that it had $20 million of cash on its balance sheet as of Sept. 30, 2010. Subsequent to the close of the third quarter, Grubb & Ellis received an $8 million payment from Healthcare Trust of America, Inc., formerly Grubb & Ellis Healthcare REIT, Inc., which further strengthens the company’s cash position as it heads into the fourth quarter. Grubb & Ellis expects positive net cash flow in the fourth quarter, has no debt repayments due before 2013 and no financial covenants encumbering the debt on its balance sheet.
Conference Call & Webcast
The company will release its third quarter earnings before the market opens on Tuesday, Nov. 9, 2010. Management will host a conference call at 10:30 a.m. Eastern Time on Nov. 9 to review the results. A live webcast will be accessible through the Investor Relations section of the company’s website at http://www.grubb-ellis.com. The direct dial-in number for the conference call is 1.800.435.1398 for domestic callers and 1.617.614.4078 for international callers. The conference call ID number is 18260013. An audio replay will be available beginning at 1:30 p.m. ET on Nov. 9 and can be accessed by dialing 1.888.286.8010 for domestic callers and 1.617.801.6888 for international callers and entering conference call ID 28662210. In addition, the conference call audio will be archived on the company’s website following the call.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further weakness in the company’s Investment Management business, including the velocity and volume of equity raised; (ii) the general economic downturn and recessionary pressures on transaction values of sales and leasing transactions and businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; and (viii) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2009, Form 10-Q for the three-month periods ending March 31, 2010 and June 30, 2010 and in other current reports on Form 8-K filed with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax